Exhibit 10.25

LICENSE AGREEMENT

BETWEEN

NEWLINK GENETICS

AND

DREXEL UNIVERSITY

EFFECTIVE AS OF

OCTOBER 13th, 2004

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made on October, 13th, 2004, by and between Drexel University, a Pennsylvania nonprofit corporation, with offices located at 3201 Arch Street, Suite 100, Philadelphia, Pennsylvania 19104 (“DREXEL”), and NewLink Genetics Corporation, a Delaware for-profit corporation (“LICENSEE”), with its principal offices at Iowa State University Research Park, 2901 South Loop Drive, Suite 3900. This Agreement is effective as of October, 13th, 2004 (the “Effective Date”).

BACKGROUND

1.                                       DREXEL owns certain intellectual property developed by Dr. Uri Galili of DREXEL relating to Compositions and methods for vaccines comprising .alpha.-galactosyl epitopes, as described more fully in Attachment 1;

2.                                       DREXEL owns the United States letters patent and/or applications therefore listed in Attachment 1 to this Agreement relating to the intellectual property developed by Drs. Uri Galili and Patricia M. Repik as described above;

3.                                       LICENSEE desires to obtain the exclusive right and license to use and exploit the intellectual property developed by Drs. Uri Galili and Patricia M. Repik described in Attachment 1.

4.                                       DREXEL has determined that the exploitation of the intellectual property developed by Drs. Uri Galili and Patricia M. Repik is in the best interest of DREXEL and is consistent with its educational and research missions and goals.

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement and intending to be legally bound, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1.                              “Affiliate” means any legal entity directly or indirectly controlling, controlled by or under common control with LICENSEE that has executed (a) this Agreement or (b) a written joiner agreement, in a form satisfactory to DREXEL, agreeing to be bound by all of the terms and conditions of this Agreement as if such Affiliate were an original party to this Agreement. For purposes of this Agreement, “control” means the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a legal entity, or the right to receive more than fifty percent (50%) of the profits or earnings of a legal entity, or the right to control the policy decisions of a legal entity.

1.2.                              “Agreement” shall have the meaning given in the first paragraph hereof.

1.3.                              “Calendar Quarter” means each three-month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1.

1.4.                              “Confidential Information” means and includes all technical information, inventions, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes and other proprietary ideas, whether or not patentable or copyrightable, regardless whether DREXEL identifies such information as confidential or proprietary at the time it is delivered or communicated to LICENSEE.

1.5.                              “Default” shall have the meaning given in Section 5.3

1.6.                              “Development Plan” means a plan for the development and/or marketing of the Patent Rights and Technical Information that demonstrates LICENSEE’s capability to bring the Patent Rights and Technical Information to practical application and is more fully set forth in Attachment 2.

1.7.                              “Effective Date” shall have the meaning given in the preamble hereof.

1.8.                              “Fair Market Value” means the cash consideration that LICENSEE or its Sublicensee would realize from an unaffiliated, unrelated buyer in an arm’s length sale of an identical item sold in the same quantity and at the same time and place of the transaction.

1.9.                              “Indemnified Party” shall have the meaning given in Section 8.2.

1.10.                        “Field of Use” means Compositions and methods for vaccines comprising .alpha.-galactosyl epitopes for diagnosis and treatment of cancer, viral and other infectious diseases.

1.11.                        “Liability” and “Liabilities” shall have the meaning given in Section 8.2.

1.12.                        “License” shall mean the license granted by DREXEL to LICENSEE pursuant to Section 2.1.

1.13.                        “Licensed Product(s)” means products that are made, made for, used or sold by LICENSEE or any Sublicensees and that:  (a) in the absence of this Agreement would infringe at least one claim of Patent Rights; (b) use a process or machine covered by a claim of Patent Rights; or (c) use, at least in part, any Technical Information.

1.14.                        “LICENSEE” shall have the meaning given in the first paragraph of this Agreement.

1.15.                        “Net Sales” means the consideration or Fair Market Value attributable to the Sale of any Licensed Product(s), less qualifying costs directly attributable to such Sale and actually identified on the invoice and borne by LICENSEE or its Sublicensee. Such qualifying costs shall be limited to the following:

1.15.1                  Discounts, in amounts customary in the trade, for quantity purchases, for prompt payments and for wholesalers and distributors;

1.15.2                  Credits or refunds, not exceeding the original invoice amount, for claims or returns;

1.15.3                  Prepaid outbound transportation expenses and transportation insurance premiums; and

1.15.4                  Sales and use taxes and other fees imposed by a governmental agency.

1.16.                        “Patent Rights” means all patent rights represented by or issuing from the United States or foreign patents listed in Attachment 1 or the patents issuing from the United States or foreign patent applications listed in Attachment 1, and their foreign counterparts and extensions, including continuation, divisional and re-issue applications and continuation-in-part applications.

1.17.                        “Sale” means any bona fide transaction for which consideration is received or expected for the sale, use, lease, transfer or other disposition of Licensed Product(s) excluding any sale, use, lease, transfer or other disposition to a Sublicensee unless such Sublicensee is an end user. A Sale of Licensed Product(s) shall be deemed completed at the time LICENSEE or its Sublicensee invoices, ships, or receives payment for such Licensed Product(s), whichever occurs first. Sale shall not include the non-compensated use, transfer or other disposition of Licensed Product for research, development or clinical trial purposes.

1.18.                        “Sell Off Right” shall have the meaning given in Section 5.8.

1.19.                        “Sublicense” shall have the meaning given in Section 2.4.1.

1.20.                        “Sublicense Assignment” shall have the meaning given in Section 2.4.2.

1.21.                        “Sublicensee” shall have the meaning given in Section 2.4.1.

1.22.                        “Technical Information” means all the information contained in the patents and the patent applications listed in Attachment 1 (other than the information referenced from patents and publications cited in such patents and patent applications) and any other technical information disclosed or referenced in Attachment 1, in each case that is necessary or useful for practicing the invention(s) covered by Patent Rights.

1.23.                        “Transaction Documents” means this Agreement.

1.24.                        “Trigger Event” means any of the following:

1.24.1                  If LICENSEE becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due; is adjudicated insolvent or bankrupt; admits in writing its inability to pay its debts; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and, if appointed without its consent, not be discharged within thirty (30) days; makes an Assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and, if contested by it, not dismissed or stayed within ten (10) days;

1.24.2                  If proceedings under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors are instituted or commenced by LICENSEE;

1.24.3                  If LICENSEE shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the proceedings described in Sections 1.24.1 or 1.24.2; or [NOTE: The bankruptcy of a Sublicensee or an Affiliate may have no effect whatsoever on NewLink’s ability to perform its obligations tinder this Agreement.  Only NewLink’s own bankruptcy/non-performance is an appropriate termination trigger.]

1.24.4                  If a Sublicensee or Affiliate experiences the circumstances described in 1.24.1, 1.24.2 or 1.24.3 and the LICENSEE fails to terminate the Sublicense or provide adequate assurances to DREXEL that LICENSEE will cover all royalty obligations that would arise under such Sublicensee.

ARTICLE 2

LICENSE GRANT

2.1                                 License Grant.  DREXEL grants to LICENSEE and its Affiliates for the term of this Agreement an exclusive, world-wide license under the Patent Rights to make, have made, use, import, sell and offer for sale Licensed Product(s) in the Field of Use, except that to the extent that any Affiliate exercises any rights granted by DREXEL hereunder, LICENSEE remains primarily liable to DREXEL for the duties and obligations of any Affiliate hereunder, and any act or omission of an Affiliate would be deemed to be a breach by LICENSEE of this Agreement.  DREXEL grants to LICENSEE only the qualified right to grant sublicenses as more fully described in Section 2.4.  No other rights or licenses are granted.

2.2                                 Exclusivity. The License is exclusive, except that DREXEL may use and permit other nonprofit organizations to use the Patent Rights and the Technical Information for educational and non-commercial research purposes.

2.3                                 U.S. Government Rights. LICENSEE or its Affiliates acknowledge that pursuant to Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. 200-212, the United States government retains certain rights in intellectual property funded in whole or part under any contract, grant or similar agreement with a Federal agency. Pursuant to these laws, the government may impose certain requirements regarding such intellectual property, including but not limited to the requirement that products resulting from such intellectual property sold in the United States must be substantially manufactured in the United States. The License is expressly subject to all applicable United States government rights as provided in the above-mentioned laws and any regulations issued under those laws, as those laws or regulations may be amended from time to time.

2.4                                 Sublicense Conditions. The right to sublicense granted to LICENSEE under Section 2.1 is subject to the following conditions:

2.4.1                        LICENSEE may sublicense the rights granted in this Agreement by written sublicense agreement in a form acceptable to DREXEL, which form shall (a) prohibit the sublicensee (“Sublicensee”) from further sublicensing without DREXEL’s prior consent and (b) require that the Sublicensee be subject to the terms and conditions of the license granted to LICENSEE under this Agreement (each, a “Sublicense”).

2.4.2                        Within thirty (30) days after LICENSEE enters into any Sublicense LICENSEE must deliver to DREXEL a complete copy of the Sublicense written in the English language (DREXEL’s receipt of the Sublicense shall not constitute an approval of the Sublicense or a waiver of any of DREXEL’s rights or LICENSEE’s obligations under this Agreement).

2.4.3                        In the event of a default by LICENSEE under Section 5.3 hereunder, all payments then or thereafter due to LICENSEE from each of its Sublicensees shall, upon notice from DREXEL to any such Sublicensee, become owed directly to DREXEL for the account of LICENSEE; provided that DREXEL shall remit to LICENSEE the amount by which such payments in the aggregate exceed the total amount owed by LICENSEE to DREXEL. If this Agreement is terminated, DREXEL has the right to accept as successors to LICENSEE such consent not to be unreasonably withheld or delayed, existing Sublicensees in good standing at the date of termination, provided that the Sublicensees consent in writing to be bound by all the terms and conditions of this Agreement.

2.4.4                        Even if LICENSEE enters into Sublicenses, LICENSEE remains primarily liable to DREXEL for all of LICENSEE’s duties and obligations contained in this Agreement. LICENSEE shall diligently enforce the terms and conditions of each Sublicense, and if any Sublicensee commits an act or omission that would be a breach of this Agreement if performed by LICENSEE, LICENSEE shall exercise all rights and remedies it has under the Sublicense.

ARTICLE 3

FEES AND ROYALTIES

3.1                                 License Initiation Fee and Royalties.

3.1.1                        In partial consideration of the License, LICENSEE shall pay to DREXEL on the Effective Date of this Agreement, a non-refundable license initiation fee of [*].

3.1.2                        In partial consideration of the License, LICENSEE shall pay to DREXEL on the Effective Date of this Agreement, a non-refundable fee of [*] for past patent costs.

3.1.3                        In further consideration of the exclusive License granted to LICENSEE, LICENSEE shall pay to DREXEL the below listed royalties based on the Net Sales of Licensed Products made, made for, used or sold by LICENSEE, its Affiliates and/or Sublicensees.

[*] of Net Sales for each Licensed Product that is a [*] on Sales in [*]*

[*] of Net Sales for each Licensed Product that is a [*] on Sales in [*]*

[*] of Net Sales for each Licensed Product that is an [*] on Sales in [*]*

*Reduced if combined with other technologies (defined in Stacking royalty below).

Stacking royalty (if combined with other technologies)	[*] of Net Sales for each Licensed Product that is an [*] on Sales in [*].

[*] of Net Sales for each Licensed Product that is an [*] on Sales in [*].

[*] of Net Sales for each Licensed Product that is an [*] on Sales in [*].

3.1.4                        In further consideration of the exclusive License granted to LICENSEE, LICENSEE shall pay to DREXEL the following milestone payments:

3.1.4.1               Upon [*] for any Licensed Product, the sum of: [*] on each [*] for [*]. Capped at [*].

3.1.4.2               Upon [*] for any Licensed Product, the sum of: [*] on each [*] for the United States. Capped at [*].

3.1.4.3               Upon [*] for any Licensed Product, the sum of: [*] on each [*] for [*].

3.1.4.4               Upon [*] for any Licensed Product, the sum of: [*] on each [*] for the United States.

3.1.5                        LICENSEE shall pay to DREXEL [*] of any Sublicense initiation fee or other such consideration paid by each Sublicensee of this Agreement, other than up front sums received: (i) for the purchase of an equity interest in LICENSEE at Fair Market Value;

(ii) for research and development work performed by or for LICENSEE not to exceed Fair Market Value; or (iii) for purchase of a supply of Licensed Product at Fair Market Value. Any non-cash consideration received by the LICENSEE from such Sublicensees shall be valued at its Fair Market Value as of the date of receipt.

3.1.6                        Net Sales of any Licensed Product shall not be subject to more than one assessment of the scheduled royalty; such assessment shall be the highest applicable royalty.

3.2                                 Diligence and Maintenance Fees.

3.2.1                        LICENSEE shall use its commercially reasonable efforts to [*]. Notwithstanding the above, LICENSEE (a) [*] within 5 years of the Effective Date and/or (b) shall demonstrate on the 5th anniversary of the Effective Date and on each anniversary thereafter that LICENSEE has [*] to make [[*].

3.2.2                        LICENSEE shall provide to DREXEL, on the Effective Date and on each anniversary thereafter, written progress reports, setting forth in such detail as DREXEL may reasonably request:  (a) the progress of the development, evaluation, testing and commercialization of each Licensed Product; and (b) the LICENSEE’S strategic alliances with industry counterparts that, in the best judgment of the LICENSEE, represent effective and beneficial business relationships. LICENSEE shall also notify DREXEL in writing within thirty (30) days after the first commercial sale of each Licensed Product.

3.2.3                        LICENSEE shall provide to DREXEL, at least as frequently as they are distributed to the Board of Directors and/or management of LICENSEE copies of: all Board and managerial reports that relate to the Technical Information, Patent Rights and Licensed Products.

3.2.4                        LICENSEE shall pay to DREXEL a non-refundable annual license maintenance fee of [*] due and payable on the first anniversary of the Effective Date. Thereafter, the LICENSEE shall pay to DREXEL a non-refundable annual license maintenance fee of [*] due and payable on each anniversary of the Effective Date until the end of this Agreement.

3.3                                 Royalty Reports and Records.

3.3.1                        Prior to the commencement of Sales of Licensed Products, LICENSEE shall deliver to DREXEL within forty-five days after the end of LICENSEE’s fiscal year a statement signed by the Chief Financial Officer indicating that there have been no Sales of Licensed Product for such fiscal year. Once that Sales of Licensed Products are realized, LICENSEE shall deliver to DREXEL within forty-five (45) days after the end of each Calendar Quarter a written report, certified by the chief financial officer of LICENSEE, setting forth the calculation of the royalties due to DREXEL for such Calendar Quarter, including, without limitation:

3.3.1.1               Number of Licensed Products involved in Sales, listed by country;

3.3.1.2               Gross consideration for Sales of Licensed Products, including all amounts invoiced, billed, or received;

3.3.1.3               Qualifying costs, as defined in Section 1.15, listed by category of cost;

3.3.1.4               Net Sales of Licensed Products listed by country;

3.3.1.5               Royalties owed to DREXEL, listed by category, including without limitation earned, Sublicensee derived, and minimum royalty categories; and

3.3.2                        LICENSEE shall pay the royalties due under Sections 3.1 and 3.3 to DREXEL within thirty (30) days following the last day of the Calendar Quarter in which the royalties accrue. LICENSEE shall send DREXEL with such royalties the report described in Section 3.3.1.

3.3.3                        LICENSEE shall maintain and cause its Sublicensees to maintain, complete and accurate books and records that enable the royalties payable under this Agreement to be verified. The records for each Calendar Quarter shall be maintained for three (3) years after the submission of each report under Article 3. Upon reasonable prior notice to LICENSEE, LICENSEE shall provide an independent auditor selected by DREXEL and reasonably acceptable to LICENSEE with access to all books and records relating to the Sales of Licensed Products by LICENSEE and its Sublicensees to conduct a review or audit of those books and records. The auditor shall disclose to DREXEL the findings of the accuracy of any report made or payment submitted by LICENSEE during the audited period, but shall not disclose to any of DREXEL any confidential information of LICENSEE not necessary for such purpose. Access to LICENSEE’s books and records shall be made available no more than once each Calendar Year, during normal business hours, and during each of three (3) years after the expiration or termination of this Agreement. If DREXEL determines that LICENSEE has underpaid any royalty due by five percent (5%) or more, then LICENSEE shall pay to DREXEL promptly the costs and expenses of DREXEL and its accountants in connection with their review or audit, in addition to such underpayment.

3.4                                 Currency, Place of Payment, Interest, Payment of Expenses.

3.4.1                        All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments to DREXEL under this Agreement shall be made in United States dollars by check payable to “Drexel University”. If LICENSEE receives revenues from Sales of Licensed Products in currency other than United States dollars, then revenues shall be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of The Wall Street Journal as of the last business day of the applicable Calendar Quarter.

3.4.2                        Amounts that are not paid when due shall accrue interest from the due date until paid, at a rate equal to [*] per month or part thereof (or the maximum allowed by law, if less).

ARTICLE 4

CONFIDENTIALITY

4.1                                 Non-Disclosure by LICENSEE.  LICENSEE shall maintain in confidence and not disclose to any third party any Confidential Information of DREXEL. LICENSEE shall ensure that its employees have access to Confidential Information only on a need-to-know basis and are obligated in writing to abide by LICENSEE’s obligations under this Agreement. The foregoing obligation shall not apply to:

4.1.1                        Information that is known to LICENSEE prior to the time of disclosure or independently developed by LICENSEE without use of or reference to the Confidential Information, in each case, to the extent evidenced by written records promptly disclosed to DREXEL;

4.1.2                        Information disclosed to LICENSEE by a third party that has aright to make such disclosure;

4.1.3                        Information that is or becomes patented, published or otherwise part of the public domain as a result of acts by DREXEL or a third person obtaining such information as a matter of right; or

4.1.4                        Information that is required to be disclosed by order of United States governmental authority or a court of competent jurisdiction; provided that LICENSEE shall use best efforts to obtain confidential treatment of such information as permitted by the agency or court.

4.2                                 Limited Non-Disclosure by DREXEL.  DREXEL shall not be obligated to accept any confidential information from LICENSEE except for the reports required in Sections 3.2 and 3.3. DREXEL shall not disclose those reports to any third party other than DREXEL’s outside advisors who are bound by obligations of confidentiality (subject to exceptions similar to these applicable to LICENSEE under Section 4.1). DREXEL bears no institutional responsibility for maintaining the confidentiality of any other information of LICENSEE.

ARTICLE 5

TERM AND TERMINATION

5.1                                 Term.  This Agreement, unless sooner terminated as provided in this Agreement, terminates upon expiration of the last to expire or become abandoned of the Patent Rights.

5.2                                 Termination by LICENSEE. LICENSEE may, upon sixty (60) days written notice to DREXEL, terminate this Agreement by doing all of the following:

5.2.1                        Ceasing to make, have made, use, import, sell and offer for sale all Licensed Products;

5.2.2                        Terminating all Sublicenses, and causing all Sublicensees and Affiliates to cease making, having made, using, importing, selling and offering for sale all Licensed Products; and

5.2.3                        Paying all monies owed to DREXEL under this Agreement, up to the date of termination of this Agreement.

5.3                                 Termination by DREXEL. DREXEL may terminate this Agreement if any of the following events of default (“Default”) occur:

5.3.1                        LICENSEE is more than thirty (60) days late in paying to DREXEL royalties, expenses, or any other monies due under this Agreement and LICENSEE does not pay DREXEL in full within ten (10) days after written notice of the failure to pay.

5.3.2                        LICENSEE experiences a Trigger Event; or

5.3.3                        LICENSEE breaches this Agreement (other than a breach solely under Sections 5.3.1 or 5.3.2) and does not cure the breach within sixty (60) days after written notice of the breach.

5.4                                 Effect of Termination. In the event of a termination under Sections 5.1 or 5.3 hereof, all duties of DREXEL and all rights (but not duties) of LICENSEE and any Affiliate and/or Sublieensee under this Agreement shall immediately terminate without the necessity of any action being taken either by DREXEL or by LICENSEE or any Affiliate or Sublicensee. Upon and after any termination of this Agreement, LICENSEE and any Affiliate and/or

Sublicensee shall refrain from further manufacture, sale, marketing, importation and/or distribution of Licensed Product(s), except as provided in this Article 5.

5.5                                 Return of Confidential Information. Upon termination of this Agreement, LICENSEE and any Affiliate and/or Sublicensee shall, at DREXEL’s request, return to DREXEL all Confidential Information.

5.6                                 Inventories. Upon termination of this Agreement, LICENSEE shall cause physical inventories to be taken immediately of: (a) all completed Licensed Product(s) on hand under the control of LICENSEE or any Affiliate or Sublicensee; and (b) such Licensed Product(s) as are in the process of manufacture and component parts thereof as of the date of termination of this Agreement, which inventories shall be reduced to writing. LICENSEE shall deliver copies of such written inventories, verified by an officer of LICENSEE forthwith to DREXEL. DREXEL shall have 45 days after receipt of such verified inventories within which to challenge the inventory and request an audit. Upon five days written notice to LICENSEE, DREXEL and its agents shall be given access during business hours to the premises of LICENSEE, its Affiliates and/or Sublicensees for the purpose of conducting an audit. Upon the termination of this Agreement, LICENSEE shall, at its own expense forthwith remove, efface or destroy all references to DREXEL from all advertising or other materials used in the promotion of LICENSEE’s business or the business of any Affiliate or Sublicensee and LICENSEE and any Affiliate and/or Sublicensee shall not thereafter represent in any manner that it has rights in or to the Patent Rights or Licensed Product(s).

5.7                                 Sell Off Rights. Notwithstanding the foregoing, if this Agreement terminates other than pursuant to Section 5.1, 5,3.1 or 5.3.2, LICENSEE and its Affiliates shall have a period of six (6) months to sell off its inventory of Licensed Product(s) existing on the date of termination of this Agreement and shall pay royalties to DREXEL with respect to such Licensed Product(s) within thirty (30) days following the expiration of such six-month period (“Sell Off Right”).

5.8                                 Survival. LICENSEE’s obligation to pay all monies owed accruing under this Agreement shall survive termination of this Agreement. In addition, the provisions of Article 4 - Confidentiality, Article 5 - Term and Termination, Article 8 - Disclaimer of Warranties; Indemnification, Article 9 Use of DREXEL’s Name; Independent Contractor and Article 10 - Additional Provisions shall survive such termination.

ARTICLE 6

PATENT MAINTENANCE AND REIMBURSEMENT

DREXEL retains control over the prosecution and maintenance of Patent Rights. Notwithstanding the foregoing, DREXEL shall obtain LICENSEE’s consent prior to filing any additional patent application(s) in any country not identified on Attachment 1. LICENSEE shall reimburse DREXEL for all reasonable documented attorneys fees, expenses, official fees and other charges incident to the preparation, prosecution and maintenance of Patent Rights within thirty (30) days after LICENSEE’s receipt from time to time of invoices for such fees, expenses and charges. DREXEL shall seek reasonable claims to protect the Patent Rights consistent with DREXEL’s overall patent strategy. DREXEL’s patent counsel shall keep LICENSEE advised as to the status of the Patent Rights by providing LICENSEE, in a timely manner at least thirty (30) days prior to their due date, with copies of all official documents and correspondence relating to the filing, prosecution, maintenance, and validity of the Patent Rights. LICENSEE shall have fifteen (15) calendar days to review and comment on patent-related documents prior to the filing of such documents and correspondence. DREXEL shall not abandon prosecution of any patent application or maintenance of any patent with the Patent Rights without first notifying LICENSEE sixty (60) days prior to any bar date, of DREXEL’s intention and reasons therefore, and providing LICENSEE with reasonable opportunity to assume responsibility for prosecution and maintenance of such patents and patent applications. However, with respect to the issued patents, DREXEL’S patent counsel will send invoices directly to LICENSEE for patent fees and taxes related to maintenance of such patents, with copies to DREXEL, at least 60 days prior to a deadline. LICENSEE shall pay such invoices directly to such patent counsel at least 30 days prior to the deadline, with a copy of correspondence and payment to DREXEL.

ARTICLE 7

INFRINGEMENT AND LITIGATION

7.1                                 Notification of Infringement. DREXEL and LICENSEE are responsible for notifying each other promptly of any infringement of Patent Rights which may come to their attention. DREXEL and LICENSEE shall consult one another in a timely manner concerning any appropriate response to the infringement.

7.2                                 Prosecution by LICENSEE. LICENSEE may prosecute such infringement at its own expense. LICENSEE shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on DREXEL or grants any rights to the Technical Information or the Patent Rights, without DREXEL’s prior written permission. Except as otherwise provided in Section 7.3, financial recoveries from any such litigation will first be applied to reimburse LICENSEE for its litigation expenditures with additional recoveries being paid to LICENSEE, subject to a royalty due DREXEL based on the provisions of Article 3.

7.3                                 Intervention by DREXEL. LICENSEE’s rights under Section 7.2 are subject to the continuing right of DREXEL to intervene at DREXEL’s own expense and join LICENSEE in any claim or suit for infringement of the Patent Rights. Any consideration received by LICENSEE in settlement of any claim or suit shall be shared between DREXEL and LICENSEE in proportion with their share of the litigation expenses in such infringement action.

7.4                                 Prosecution by DREXEL. If LICENSEE fails to prosecute any infringement, then DREXEL may prosecute such infringement at its own expense. In such event, financial recoveries will be entirely retained by DREXEL.

7.5                                 Cooperation. In any action to enforce any of the Patent Rights, either party, at the request and expense of the other party shall cooperate to the fullest extent reasonably possible. This provision shall not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

ARTICLE 8

DISCLAIMER OF WARRANTIES; INDEMNIFICATION

8.1                                 NO WARRANTIES. DREXEL represents and warrants to LICENSEE that:  (i) DREXEL has sufficient legal and/or beneficial title under its interest in to the Patent Rights necessary to grant the License; and (ii) it has not granted any right to a third party under the Patent Rights. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE PATENT RIGHTS, TECHNICAL INFORMATION, LICENSED PRODUCTS AND ALL OTHER TECHNOLOGY LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS, AND DREXEL MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, DREXEL MAKES NO REPRESENTATIONS OR WARRANTIES:  (a) OF COMMERCIAL UTILITY; (b) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR (c) THAT THE USE OF THE PATENT RIGHTS, TECHNICAL INFORMATION, LICENSED PRODUCTS OR ANY TECHNOLOGY LICENSED UNDER THIS AGREEMENT WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADE SECRET OR TRADEMARK OR OTHER PROPRIETARY OR PROPERTY RIGHTS OF OTHERS. DREXEL SHALL NOT BE LIABLE TO LICENSEE, LICENSEE’S SUBLICENSEES OR THEIR RESPECTIVE SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO: ANY CLAIM ARISING FROM USE OF THE PATENT RIGHTS, TECHNICAL INFORMATION, LICENSED PRODUCTS OR ANY TECHNOLOGY LICENSED UNDER THIS AGREEMENT OR FROM THE MANUFACTURE, USE OR SALE OF LICENSED PRODUCTS; OR ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

8.2                                 Indemnification. LICENSEE shall indemnify, defend and hold harmless DREXEL, its trustees, officers, agents and employees (individually, an “Indemnified Party”, and collectively, the “Indemnified Parties”), from and against any and all third party liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties

(including attorneys’ fees and expenses) (individually, a “Liability”, and collectively, the “Liabilities”) that results from or arises out of [*]; and (c) the enforcement by an Indemnified Party of this Section 8.2. Without limiting the foregoing, LICENSEE shall defend, indemnify and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

8.2.1                        Any product liability or other claim of any kind related to the use by a third party of a Licensed Product that was manufactured, sold or otherwise disposed by LICENSEE, its Affiliates, its assignees, Sublicensees, vendors or other third parties;

8.2.2                        A claim by a third party that the Technical Information or Patent Rights or the design, composition, manufacture, use, sale or other disposition of any Licensed Product infringes or violates any patent, copyright, trade secret, trademark or other intellectual property rights of such third party; and

8.2.3                        Clinical trials or studies conducted by or on behalf of LICENSEE, its Affiliates, its assignees, Sublicensees or agents relating to the Technical Information, Patent Rights or Licensed Products, including, without limitation, any claim by or on behalf of a human subject of any such clinical trial or study, any claim arising from the procedures specified in any protocol used in any such clinical trial or study, any claim of deviation, authorized or unauthorized, from the protocols of any such clinical trial or study, and any claim resulting from or arising out of the manufacture or quality control by a third party of any substance administered in any clinical trial or study.

8.3                                 Rights of DREXEL in Liability Action. LICENSEE is not permitted to settle or compromise any claim or action giving rise to Liabilities in a manner that imposes any restrictions or obligations on DREXEL or grants any rights to the Technical Information, Patent Rights or Licensed Products without DREXEL’s prior written consent. If LICENSEE fails or declines to assume the defense of any such claim or action within thirty (30) days after notice thereof, then DREXEL may assume the defense of such claim or action for the account and at the risk of LICENSEE, and any Liabilities related thereto shall be conclusively deemed a liability of LICENSEE. The indemnification rights of DREXEL or other Indemnified Party contained herein are in addition to all other rights that such Indemnified Party may have at law or in equity or otherwise.

8.4                                 Insurance

8.4.1                        LICENSEE and any Affiliate shall procure and maintain a policy or policies of comprehensive general liability insurance, including broad form and contractual liability, in a minimum amount of $2,000,000 combined single limit per occurrence and in the aggregate as respects personal injury, bodily injury and property damage arising out of such party’s performance of this Agreement.

8.4.2                        LICENSEE and any Affiliate shall, upon commencement of clinical trials involving Licensed Products, procure and maintain a policy or policies of product liability insurance in a minimum amount of $3,000,000 combined single limit per occurrence and in the aggregate as respects bodily injury and property damage arising out of such party’s performance of this Agreement.

8.4.3                        The policy or policies of insurance described in this Section 8.4 shall be issued by an insurance carrier with an A.M. Best rating of “A-” or better and shall name DREXEL as an additional insured with respect to LICENSEE’s performance of this Agreement. LICENSEE and any Affiliate shall provide DREXEL with certificates evidencing the insurance coverage required herein and all subsequent renewals thereof. Such certificates shall provide that the insurance carrier(s) notify DREXEL in writing at least 30 days prior to cancellation or material change in coverage.

8.4.4                        DREXEL may periodically review the adequacy of the minimum limits of liability insurance specified in this Section, and DREXEL reserves the right in its reasonable discretion to require LICENSEE and any Affiliate to adjust the liability insurance coverages, but may not require LICENSEE to maintain limits in excess of what is deemed reasonable in the biopharmaceutical industry. The specified minimum insurance amounts do not constitute a limitation on the obligation of LICENSEE and any Affiliate to indemnify DREXEL under this Agreement.

ARTICLE 9

USE OF DREXEL’S NAME

LICENSEE and its Affiliates, employees, Sublicensees and agents shall not use, and LICENSEE shall not permit its Sublicensees to use, DREXEL’s name or any adaptation thereof, in any advertising or promotional materials or any DREXEL seal, logotype, trademark, or service mark, or the name, mark, or logotype of any DREXEL representative or organization in any way, without the prior written consent of DREXEL in it sole discretion. Notwithstanding the above, Drexel and LICENSEE will work cooperatively to agree upon language for press releases and public statements.

ARTICLE 10

ADDITIONAL PROVISIONS

10.1                           No Agency. Nothing in this Agreement shall be deemed to establish a relationship of principal and agent between DREXEL and LICENSEE or its Affiliates or Sublicensees, nor any of their agents or employees for any purpose whatsoever, nor shall this Agreement be construed as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

10.2                           No Assignment. None of LICENSEE, its Affiliates and/or Sublicensees is permitted to assign this Agreement or any part of it, either directly or by merger or other operation of law, without the prior written consent of DREXEL not to be unreasonably withheld or delayed. Any prohibited assignment of this Agreement or the rights hereunder shall be null and void. No assignment relieves LICENSEE, its Affiliates and/or Sublicensees of responsibility for the performance of any accrued obligations that LICENSEE, its Affiliates and/or Sublicensees has prior to such assignment.

10.3                           No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature.

10.4                           Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person or sent overnight delivery by Federal Express or by certified or registered mail, return receipt requested, or telexed in the case of non-U.S. residents, and shall be deemed to have been given when hand delivered, one (1) day after mailing when mailed by overnight courier (e.g. Federal Express or Express Mail) or five (5) days after mailing by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to DREXEL:

Office of Research

Drexel University

Technology Commercialization

3225 Arch Street, Ground Floor

Philadelphia, Pennsylvania 19104

Attention: Anil Rastogi

Vice President for Special Projects

If to LICENSEE:

Nicholas Vahanian

NewLink Genetics Corporation

2901 South Loop Dr, Suite 3900

Ames, IA 50010

or to such other names or addresses as LICENSEE or DREXEL, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 10.4.

10.5                           Governing Law and Jurisdiction. This Agreement shall be construed and governed in accordance with the laws of the State of Delaware, without giving effect to conflict of law provisions of any jurisdiction. In the event that a party to this Agreement perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties will, as soon as practicable, confer in an attempt to resolve the dispute. If the parties are unable to resolve such dispute amicably, then the parties hereby submit to the exclusive jurisdiction of and venue in the state and federal courts located in Delaware with respect to any and all disputes concerning the subject of, or arising out of, this Agreement.

10.6                           No Discrimination. DREXEL and LICENSEE, its Affiliates and Sublicensees shall not discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or because he or she is a disabled veteran or a veteran of the Vietnam Era.

10.7                           Compliance with Laws. LICENSEE, its Affiliates and Sublicensees shall comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this Agreement. Without limiting the foregoing, it is understood that this Agreement may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, articles and information, including the Arms Export Control Act as amended in the Export Administration Act of 1979, and that the parties’ obligations are contingent upon compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE, its Affiliates and/or Sublicensees that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. DREXEL neither represents that a license is not required nor that, if required, it will issue.

10.8                           Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, except that any assignment by LICENSEE must comply with Section 10.2 to be effective.

10.9                           Counterparts, Headings and Exhibits. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement. All Schedules and Exhibits hereto are hereby incorporated in this Agreement and made a part hereof.

10.10                     Integration and Amendment. This Agreement embodies the entire agreement and understanding among the parties hereto and thereto and supersede all prior agreements and understandings relating to the subject matter hereof or thereof. This Agreement may not be changed, modified, extended or terminated except by written amendment executed by an authorized representative of each party.

10.11                     Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, then such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

10.12                     Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided that if the final day of any time period falls on a Saturday, Sunday or holiday on which Federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives.

DREXEL UNIVERSITY		LICENSEE:
NEW LINK GENETICS CORPORATION

By:	/s/Anil Rastogi	By:	/s/Nicholas Vahanian

Name:	Anil Rastogi, Ph.D.	Name:	Nicholas Vahanian, M.D.

Title:	Vice President	Title:	Chief Medical and Operations Officer
for Special Projects

Date:	October 13, 2004	Date:	October 14, 2004

Attachment 1 - List of Patents and Patent Applications

Drexel Patents:

[*]

Attachment 2 - Development Plan

[*]

Drexel University and NewLink Genetics

Term Sheet for License Agreement

September 15, 2004

[*]

[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

Accepted and agreed to:

DREXEL UNIVERSITY		NEWLINK GENETICS

By:	/s/Anil Rastogi	By:	/s/Nicholas Vahanian
	Anil Rastogi, Ph.D.		Nicholas Vahanian, M.D.
	Vice Provost & Vice President		Chief Medical and Operations Officer
Entrepreneurship & Technology Commercialization

Date:	Sept. 20, 2004	Date:	Sept. 21, 2004